ALIGN TECHNOLOGY, INC.
AMENDED AND RESTATED 2005 INCENTIVE PLAN
NOTICE OF GRANT OF MARKET STOCK UNITS
Unless otherwise defined herein, the terms defined in the Amended and Restated 2005 Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Market Stock Units (the “Notice of Grant”).
Participant:    Joseph M. Hogan
Address:
You (the “Participant”) have been granted an award (“Award”) of market-performance based Restricted Stock Units (“Market Stock Units”), subject to the terms and conditions of the Plan, this Notice of Grant and the CEO Special Market Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) as follows:

Date of Grant:	June 22, 2018
Target Number of Market Stock Units:	43,100 (the “Target Number of Market Stock Units”)
Maximum Number of Market Stock Units:	129,300 (the “Maximum Number of Market Stock Units”)
Performance Period:	6/1/2018 to 6/1/2021 (the “Performance Period”), subject to Section 4 of Exhibit A
Performance Matrix:
The number of Market Stock Units in which Participant may vest in accordance with the Vesting Schedule will depend upon (i) the Relative TSR (as defined below) and (ii) the Company’s Ending Price (as defined below), and will be determined in accordance with Section 1 of Exhibit A.

Vesting Schedule:
Subject to Sections 4 and 5 of Exhibit A and the terms of the Plan, Participant will vest in his or her Eligible Market Stock Units (as defined below) on the date the Relative TSR and the Company’s Ending Price are determined by the Administrator (the “Vesting Date”).

By accepting this agreement online, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, each of which are made a part of this document. You further agree to accept, acknowledge, and execute this Agreement as a condition to receiving any Market Stock Units under this Award.
Nothing in this Notice of Grant or in the attached Agreement or in the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service at any time for any reason, with or without cause.

EXHIBIT A
CEO SPECIAL MARKET STOCK UNIT AGREEMENT

1.Grant.

(a)The Company hereby grants to Participant under the Plan an Award of Market Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement, and the Plan.

(b)The number of Market Stock Units in which Participant may vest in accordance with the Vesting Schedule set forth in the Notice of Grant (“Eligible Market Stock Units”) will depend upon (i) the total stockholder return (“TSR”) of the Company during the Performance Period (the “Company TSR”) relative to the TSRs of the Indexed Companies during the Performance Period (each, an “Indexed Company TSR”) and (ii) the Company’s Ending Price. The “Index” means the S&P 500 Index or any successor index thereto. “Indexed Companies” means the companies that are in the Index as of the beginning of the Performance Period and remain in the Index through the end of the Performance Period (or if the Index ceases to exist prior to the end of the Performance Period, then the companies that were in the Index immediately before the Index ceased to exist and whose securities are actively traded on a nationally recognized stock exchange as of the end of the Performance Period). The actual number of Market Stock Units that will vest on the Vesting Date will be determined as follows:

(i)Relative TSR Calculation. Except as provided under Section 4 below, the Relative TSR will be determined as follows:

1.Step 1: Calculate the beginning price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the last thirty (30) market trading days prior to the commencement of the Performance Period (each, a “Beginning Price”). For the purpose of determining Beginning Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the thirty (30)-market-trading-day measurement period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

2.Step 2: Calculate the ending price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) consecutive market trading days ending on the last trading day of the Performance Period (each, an “Ending Price”). For the purpose of determining Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

3.Step 3: Calculate the Company TSR and each Indexed Company TSR by applying the following formula: (Ending Price/Beginning Price)-1. The Company TSR and each Indexed Company TSR will each be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) rounded to two decimal places (applying standard rounding principles).

4.Step 4: Calculate the Company TSR’s percentile ranking among the Indexed Company TSRs (the “Relative TSR”) by ranking the Company TSR and the Indexed Company TSRs from highest (highest positive percentage) to lowest (highest negative percentage).

(ii)Eligible Market Stock Unit Calculation. Based on the Relative TSR and the Company’s Ending Price, the number of Eligible Market Stock Units will be the product of (x) the Applicable Percentage (in the table below) multiplied by (y) the Target Number of Market Stock Units, with the number of resulting Shares rounded to the nearest whole Share (applying standard rounding principles).
The Applicable Percentage will be determined as follows:

		Relative TSR
		Below 60th percentile	60th percentile	70th percentile	80th percentile
Company’s Ending Price	Greater than $500.00	150%	200%	250%	300%
	At least $475.00 but less than $500.00	100%	150%	200%	250%
	At least $450.00 but less than $475.00	50%	100%	150%	200%
	At least equal to the Company’s Beginning Price but less than $450.00	0%	50%	100%	150%
	Less than the Company’s Beginning Price	0%	50%	100%	100%
If (i) the Company TSR ranks among the Indexed Company TSRs at a percentile that falls between the percentile thresholds set forth above and/or (ii) the Company’s Ending Price falls between the thresholds set forth above, the Applicable Percentage will be determined based on a linear interpolation between the corresponding Applicable Percentages for such thresholds. Notwithstanding the foregoing, the Applicable Percentage may not exceed 100% if the Company TSR is less than zero.
All determinations regarding the Beginning Price, the Ending Price, the Company TSR, the Indexed Company TSRs, the Relative TSR, and the Applicable Percentage will be made by the Committee in its sole discretion and all such determinations will be final and binding on all parties.
(iii)Examples (for illustration purposes only). If (i) the Company TSR ranks among the Indexed Company TSRs at the 65th percentile and (ii) the Company’s Ending Price is $465.00, then 155% of the Target Number of Market Stock Units would be Eligible Market Stock Units and would vest on the Vesting Date.

2.Company’s Obligation to Pay. Each Market Stock Unit represents a value equal to the Fair Market Value of a Share on the date it is granted. Unless and until the Market Stock Units will have vested in the manner set forth in Sections 3, 4 and 5, Participant will have no right to payment of any such Market Stock Units. Prior to actual payment of any vested Market Stock Units, such Market Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Payment of any vested Market Stock Units will be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.

3.Vesting Schedule. Subject to Sections 4 and 5, the Market Stock Units awarded by this Agreement will vest in Participant according to the Vesting Schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date.

4.Change in Control. In the event of a Change in Control, the Performance Period shall be deemed to end upon the closing of the Change in Control for purposes of determining the Ending Price for the Company and each Indexed Company, the Company TSR, the Indexed Company TSRs, and the Relative TSR (such shortened Performance Period, the “Adjusted Performance Period”), and any references to the “Performance Period” under Section 1(b) will refer to the “Adjusted Performance Period.” The number of Market Stock Units that are Eligible Market Stock Units will be determined in accordance with Section 1(b)(ii). Participant shall vest in 100% of the number of Eligible Market Stock Units on the last day of the originally scheduled Performance Period set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through such date. The Administrator shall not be entitled to eliminate or reduce the number of Eligible Market Stock Units determined in accordance with this Section 4 following a Change in Control.

5.Termination in Connection With a Change in Control. In the event Participant’s employment with the Company is terminated in connection with a Change in Control that occurs prior to the end of the Performance Period, the Market Stock Units that become Eligible Market Stock Units pursuant to Section 4 will be subject to any vesting acceleration provisions set forth in any agreement that, prior to and effective as of the date of this Agreement, has been entered into between Participant and the Company or any Subsidiary that includes any provisions applicable to such Eligible Market Stock Units.

6.Forfeiture upon Termination of Status as a Service Provider. Subject to the provisions of Section 5, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Market Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.

7.Payment after Vesting. Any Market Stock Units that vest in accordance with Sections 3, 4 and 5 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 9. Subject to the provisions of Section 21, any Shares will be issued to Participant as soon as practicable after the relevant vesting date, but in any event, within the period ending on the later to occur of the date that is two-and-one-half months from the end of (a) Participant’s tax year that includes the vesting date, or (b) the Company’s tax year that includes the vesting date.

8.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9.Withholding of Taxes.

(a)Generally. Participant is ultimately liable and responsible for all taxes owed in connection with the Market Stock Units, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Market Stock Units. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Market Stock Units or the subsequent sale of Shares issuable pursuant to the Market Stock Units. The Company and its Subsidiaries do not commit and are under no obligation to structure the Market Stock Units to reduce or eliminate Participant’s tax liability.

(b)Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to the Market Stock Units. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy such tax withholding obligations, in whole or in part, by withholding otherwise deliverable Shares having an aggregate fair market value equal to the amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to Participant, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares.

10.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

11.No Effect on Service. Participant acknowledges and agrees that the vesting of the Market Stock Units pursuant to Sections 3, 4 or 5 hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with Participant’s right or the right of the Company (or the Affiliate employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause.

12.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator at Align Technology, Inc., 2820 Orchard Parkway, San Jose, CA 95134, or at such other address as the Company may hereafter designate in writing.

13.Grant is Not Transferable. Except to the limited extent provided in Section 8, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

17.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Market Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Market Stock Units awarded under the Plan or future Market Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21.Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Market Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Market Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Market Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Market Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Market Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary, or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

22.Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Market Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Market Stock Units is made and/or to be performed.
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By Participant’s acceptance of this Agreement, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Market Stock Units.